Exhibit 10.1

Dendreon Corporation

101-J Morris Commons Lane

Suite 145

Morrisville, North Carolina 27560

February 26, 2015

[Name]

[Address]

[Address]

Dear [            ]:

We are very pleased to extend this offer to join Dendreon Corporation (“Dendreon”) as [title], reporting directly to the Board of Directors of Dendreon. Your start date will be [    ].

This is a full-time, exempt position anticipated to have a short-term duration, with a monthly base salary of $[    ] (corresponding to an annual base salary of $[    ]), less any required or authorized deductions or withholdings.

You will not be eligible for any annual bonuses or long-term incentive bonuses. Furthermore, you will not be eligible for any employee benefits at Dendreon, including the medical plan and the 401(k) Plan which will be terminated effective as of February 23, 2015. In addition, given the short-term nature of this arrangement, you will not be eligible to earn or accrue vacation or other paid-time off.

Dendreon will pay, or promptly reimburse, you for all reasonable, out-of-pocket travel and business expenses incurred in the performance of your duties on behalf of Dendreon for which you submit the required supporting documentation and otherwise fully complies with Dendreon’s travel and expense reimbursement policy as in effect from time to time.

As noted, the employment opportunity, which Dendreon offers, is of indefinite duration and will continue as long as both you and Dendreon consider it of mutual benefit. Your employment is “at will”: that means either you or Dendreon are free to terminate the employment relationship at any time, for any or no reason and without advance notice. The terms of this offer letter, therefore, do not create either an express and/or implied contract of employment with the Company. Without limiting the foregoing, Dendreon will reevaluate your employment opportunity and the terms and conditions hereunder following the bar date in its bankruptcy proceedings and in consultation with its creditors. For the avoidance of doubt, your Executive Employment Agreement dated [     ] with Dendreon was terminated on February 23, 2015 and is wholly void and of no force or effect.

This offer letter shall be governed by, and construed in accordance with, the laws of the State of New Jersey as though made and to be fully performed in that State. Venue for any action arising from this offer letter shall be exclusively in New Jersey.

Upon your termination of employment for any reason, unless otherwise requested by Dendreon’s Board of Directors, you will immediately resign as of the termination date from all positions that you hold or have ever held with Dendreon. You agree to execute any and all documentation to effectuate such resignations upon request by Dendreon, but you will be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether you execute any such documentation.

You and Dendreon agree that if a dispute arises concerning or relating to your employment with Dendreon, or the termination of your employment, such dispute shall be submitted to binding arbitration under the rules of the American Arbitration Association regarding resolution of employment disputes in effect at the time such dispute arises. The arbitration shall take place in New Jersey, before a single experienced arbitrator licensed to practice law in New Jersey and selected in accordance with the American Arbitration Association rules and procedures. Except as provided below, you and Dendreon agree that this arbitration procedure will be the exclusive means of redress for any disputes relating to or arising from your employment with Dendreon or your termination, including disputes over rights provided by federal, state, or local statutes, regulations, ordinances, and common law, including all laws that prohibit discrimination based on any protected classification. The parties expressly waive the right to a jury trial, and agree that the arbitrator’s award shall be final and binding on both parties, and shall not be appealable. The arbitrator shall have discretion to award monetary and other damages, and any other relief that the arbitrator deems appropriate and is allowed by law.

To indicate your acceptance of this offer, please reply to this email stating “I accept this offer”. We look forward to having you join the Dendreon team!

Sincerely,

Douglas G. Watson

Director